Exhibit 99.1

      APAC Customer Services Announces Third Quarter 2007 Results

    DEERFIELD, Ill.--(BUSINESS WIRE)--Nov. 6, 2007--APAC Customer
Services, Inc. (Nasdaq: APAC), a leading provider of customer care services and solutions, today reported financial results for its third fiscal quarter ended September 30, 2007.

    Revenue for the 2007 third quarter rose 15% to $56.8 million from $49.3 million in the third quarter of 2006 due to a 63% increase in revenue from off-shore operations and higher domestic revenue primarily driven by incremental volume from the second UPS facility. Gross profit for the 2007 third quarter increased 53% to $4.5 million from $3.0 million in the prior-year period, reflecting the benefits of higher revenues and lower domestic facility costs. The company reported a net loss of $2.8 million, or $0.06 per diluted share, in the 2007 third quarter compared to a net loss of $5.0 million, or $0.10 per diluted share, in the prior-year quarter. The results for the 2006 third quarter include restructuring and other charges of $2.3 million and a $2.8 million tax benefit.

    On a sequential basis, third quarter 2007 revenue rose $3.0 million, or 5.6%, from the 2007 second quarter, also primarily due to additional domestic volume from a full quarter's results at the second UPS site and increased off-shore revenue. Off-shore revenue rose 10.3%, while domestic revenue increased 4.5%. Gross profit margin increased slightly to 8.0% from 7.6% in the 2007 second quarter driven by improvements in domestic efficiency and increased contribution from off-shore revenue partly offset by increased facility expenses.

    "This quarter's results demonstrate solid year-over-year improvement on all key financial measures and clear progress towards our goal of being profitable in the 2007 fourth quarter," said Chief Executive Officer Bob Keller. "We've measurably improved employee retention, program quality and operational efficiency--all keys to our long-term success. We've also identified a fourth site in the Philippines to support our continued off-shore expansion and initiated a hedging program to protect the company against further strengthening in the Philippine peso."

    Debt and Liquidity

    The company's net debt increased, as anticipated, to $24.4 million at the end of the 2007 third quarter from $17.3 million at the end of the 2007 second quarter due primarily to increased DSOs and capital spending for its third permanent off-shore site.

    Third quarter 2007 adjusted EBITDA was $1.7 million compared to a negative $1.9 million in the third quarter of 2006, and free cash flow was a negative $1.8 million compared to a negative $5.8 million in the comparable prior year quarter. The improvements in adjusted EBITDA and free cash flow resulted primarily from the increased contribution from higher revenue, lower domestic facility costs, and lower operating expenses.

    Third Quarter 2007 Conference Call

    APAC's senior management will hold a conference call to discuss financial results at 10:00 a.m. CT (11:00 ET) on Tuesday, November 6, 2007. The conference call will be available live at the Investor Relations section of APAC Customer Services' website, http://www.apaccustomerservices.com. Please access the site at least 15 minutes prior to the scheduled start time in order to download the required audio software (RealPlayer or Windows Media Player).

    A replay of the webcast will be accessible through the company's website for seven days following the live event. For those unable to listen to the call via the Internet, a replay of the call will be available from 1:00 CT (2:00 ET) on November 6, 2007 until 11:00 p.m. CT (12:00 ET) on November 17, 2007, by dialing (888) 203-1122; (719)
457-0820 for international participants. The confirmation number for the replay is 2440693.

    About APAC Customer Services, Inc.

    APAC Customer Services, Inc. (Nasdaq: APAC) is a leading provider of customer care services and solutions for market leaders in healthcare, financial services, publishing, business services, travel and entertainment, and communications. APAC partners with its clients to deliver custom solutions that enhance bottom line performance. For more information, call 1-800-OUTSOURCE. APAC's comprehensive website is at http://www.apaccustomerservices.com.

    Forward-Looking Statements

    This document contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Generally, forward-looking statements include expressed expectations, estimates and projections of future events and financial performance and the assumptions on which these expressed expectations, estimates and projections are based. Statements that are not historical facts, including statements about the beliefs and expectations of the company and its management are forward-looking statements. All forward-looking statements are inherently uncertain as they are based on various expectations and assumptions about future events, and they are subject to known and unknown risks and uncertainties and other factors that can cause actual events and results to differ materially from historical results and those projected. Such statements are based upon the current beliefs and expectations of the company's management. The company intends its forward-looking statements to speak only as of the date on which they were made. The company expressly undertakes no obligation to update or revise any forward-looking statements as a result of changed assumptions, new information, future events or otherwise.

    The following factors, among others, could cause the company's actual results to differ from historic results or those expressed or implied in the forward-looking statements: its revenue is generated from a limited number of clients and the loss of one or more significant clients could have a material adverse effect on the company; terms of its client contracts; its ability to sustain its return to profitability; availability of cash flows from operations and borrowing availability under its revolving loan facility; its ability to comply with, or obtain waivers of or changes to, its debt covenants; its ability to effectively manage customer care center capacity and off-shore growth; its ability to conduct business internationally, including managing foreign currency exchange risks; its ability to attract and retain qualified employees; and fluctuations in revenue associated with the company's Medicare Part D enrollment and customer care programs.

    Other reasons that may cause actual results to differ from historic results or those expressed or implied in the forward-looking statements can be found in the company's Annual Report on Form 10-K for the year ended December 31, 2006 and its subsequent filings on Form 10-Q for the fiscal quarters ended April 1, 2007 and July 1, 2007. These filings are available on a website maintained by the SEC at http://www.sec.gov.

    About Non-GAAP Financial Measures

    To supplement the company's consolidated financial statements presented in accordance with accounting principles generally accepted in the United States (GAAP), the company uses three measures, EBITDA, adjusted EBITDA and free cash flow, defined as non-GAAP financial measures by the SEC. The presentation of this financial information is not intended to be considered in isolation or as a substitute for the financial information prepared and presented in accordance with GAAP. The company expects to use consistent methods for computation of non-GAAP financial measures. Its calculations of non-GAAP financial measures may not be consistent with calculations of similar measures used by other companies.

    The accompanying notes to selected financial and statistical data have more details on the GAAP financial measures that are most directly comparable to non-GAAP financial measures and the related reconciliations between these financial measures. More information on certain of these non-GAAP financial measures can be found in the company's Annual Report on Form 10-K for the year ended December 31, 2006 and its subsequent filings on Form 10-Q for the fiscal quarters ended April 1, 2007 and July 1, 2007.



            APAC Customer Services, Inc. and Subsidiaries
           Condensed Consolidated Statements of Operations
            (Dollars in thousands, except per share data)
                              Unaudited

                  Thirteen Weeks Ended *    Thirty-Nine Weeks Ended *
                 -----------------------------------------------------

                                     Fav                         Fav
                 Sept 30,  Oct 1,  (Unfav) Sept 30,   Oct 1,   (Unfav)
                   2007     2006      %      2007      2006       %
                 ----------------------------------- -----------------

Net revenue      $56,820  $49,282     15%  $163,023  $168,241     (3%)

 Cost of
  services        52,299   46,320    (13%)  148,095   150,694      2%
                 ----------------------------------- -----------------

Gross profit       4,521    2,962     53%    14,928    17,547    (15%)
Operating
 expenses:
 Selling,
  general and
  administrative
  expenses         6,500    8,008     19%    21,580    23,628      9%
 Restructuring
  and other
  charges              8    2,329    100%     1,565     2,700     42%

                 ----------------------------------- -----------------
  Total
   operating
   expenses        6,508   10,337     37%    23,145    26,328     12%
                 ----------------------------------- -----------------
Operating loss    (1,987)  (7,375)    73%    (8,217)   (8,781)     6%

 Other (income)
  expense           (163)     (62)   163%      (254)      (56)   354%
 Interest
  expense            939      490    (92%)    2,589     1,388    (87%)
                 ----------------------------------- -----------------

Loss before
 income taxes     (2,763)  (7,803)    65%   (10,552)  (10,113)    (4%)

 Income tax
  provision
  (benefit)            -   (2,798)   N/M    (17,568)   (3,574)   N/M
                 ----------------------------------- -----------------

Net income
 (loss)          $(2,763) $(5,005)    45%  $  7,016  $ (6,539)   207%
                 =================================== =================

Net income
 (loss) per
 share:
 Basic           $ (0.06) $ (0.10)         $   0.14  $  (0.13)
                 =================         ========= =========
 Diluted         $ (0.06) $ (0.10)         $   0.13  $  (0.13)
                 =================         ========= =========


Weighted average
 number of
 shares
 outstanding:
 Basic            49,930   49,455            49,732    49,455
                 =================         ========= =========
 Diluted          49,930   49,455            53,035    49,455
                 =================         ========= =========
* We operate on a 13 week fiscal quarter that ends on the Sunday closest to September 30th.
N/M - Percentage change is not meaningful




            APAC Customer Services, Inc. and Subsidiaries
                Condensed Consolidated Balance Sheets
                        (Dollars in thousands)
                              Unaudited

                                                   Sept 30,   Dec 31,
                      Assets                        2007 *    2006 **
-------------------------------------------------- --------- ---------

Current Assets:
  Cash and cash equivalents                        $     412 $   1,305
  Accounts receivable, net                            36,217    37,858
  Other current assets                                 5,523     6,717
                                                   --------- ---------
     Total current assets                             42,152    45,880

Property and equipment, net                           26,245    23,930

Goodwill and intangibles, net and other assets        21,668    22,244

                                                   --------- ---------

    Total assets                                   $  90,065 $  92,054
                                                   ========= =========

       Liabilities and Shareholders' Equity
--------------------------------------------------

Current Liabilities:
  Short-term debt                                  $  10,412 $  13,778
  Current portion of long-term debt                    2,200       600
  Accounts payable and other accrued liabilities      31,497    48,181
                                                   --------- ---------
    Total current liabilities                         44,109    62,559
                                                   --------- ---------

Long-term debt                                        12,200     4,400

Other liabilities                                        580     1,789

Commitments and contingencies                              -         -

Total shareholders' equity                            33,176    23,306
                                                   --------- ---------

    Total liabilities and shareholders' equity     $  90,065 $  92,054
                                                   ========= =========

* We operate on a 13 week fiscal quarter that ends on the Sunday closest to September 30th.
** We operate on a 52 week fiscal year that ends on the Sunday closest to December 31st.




            APAC Customer Services, Inc. and Subsidiaries
           Condensed Consolidated Statements of Cash Flows
                        (Dollars in thousands)
                              Unaudited

                                             Thirty-Nine Weeks Ended *
                                             -------------------------
                                               Sept 30,      Oct 1,
                                                 2007         2006
                                             ------------ ------------

Operating activities:
  Net income (loss)                          $     7,016  $    (6,539)
  Adjustments to reconcile net income (loss)
   to net cash
  provided by operating activities:
  Depreciation and amortization                   10,247        9,094
  Non-cash restructuring charges                      13          517
  Deferred income taxes                                -       (3,834)
  Stock compensation expense                       1,272        1,105
  Amortized gain on sale leaseback                  (143)           -
  Gain on sale of property and equipment             (50)           -
  Income taxes payable                           (17,580)           -
  Changes in operating assets and
   liabilities                                     1,981        7,239
                                             ------------ ------------
    Net cash provided by operating
     activities                                    2,756        7,582

Investing activities:
  Purchases of property and equipment, net       (10,483)      (6,295)
  Net proceeds from sale of property and
   equipment                                         191           10
                                             ------------ ------------
    Net cash used in investing activities        (10,292)      (6,285)

Financing activities:
  Borrowings on long-term debt, net                9,400            -
  Net payments under revolving credit
   facility                                       (3,366)      (1,807)
  Cash received from exercise of stock
   options                                           719            -
                                             ------------ ------------
    Net cash provided by (used in) financing
     activities                                    6,753       (1,807)

  Effect of exchange rate changes on cash           (110)         (86)

Net change in cash and cash equivalents             (893)        (596)
Cash and cash equivalents:
  Beginning balance                                1,305          960
                                             ------------ ------------

  Ending balance                             $       412  $       364
                                             ============ ============

* We operate on a 13 week fiscal quarter that ends on the Sunday closest to September 30th.




            APAC Customer Services, Inc. and Subsidiaries
            Selected Financial and Statistical Information
            (Dollars in thousands, except per share data)
                              Unaudited

                Thirteen Weeks Ended (1)  Thirty-Nine Weeks Ended (1)
               -------------------------------------------------------

                                   Fav                          Fav
               Sept 30,  Oct 1,   (Unfav) Sept 30,   Oct 1,    (Unfav)
                 2007     2006      %       2007      2006       %
               -------------------------------------------------------
Selected
 Financial
 Information :
--------------

Domestic
 revenue       $45,704  $42,468       8%  $131,770  $148,585     (11%)
Offshore
 revenue        11,116    6,814      63%    31,253    19,656      59%
               -------------------------------------------------------
  Total net
   revenue      56,820   49,282      15%   163,023   168,241      (3%)

Net income
 (loss)         (2,763)  (5,005)     45%     7,016    (6,539)    207%

EBITDA (2)       1,666   (4,264)    139%     2,284       369     519%

Adjusted
 EBITDA (2)      1,674   (1,935)    187%     3,849     3,069      25%

Free cash flow
 (3)            (1,784)  (5,814)     69%    (8,199)   (5,926)    (38%)


Statistical
 Information:
--------------

Number of
 customer care
 centers            12       10      20%        12        10      20%


End of period
 no. of seats
Domestic         4,473    4,625      (3%)    4,473     4,625      (3%)
Offshore         2,533    1,520      67%     2,533     1,520      67%
               -------------------------------------------------------
  Total          7,006    6,145      14%     7,006     6,145      14%

Annualized
 rev. per wtd.
 avg. no. of
 seats
Domestic       $41,010  $35,543      15%  $ 37,531  $ 38,444      (2%)
Offshore       $18,387  $18,027       2%  $ 18,365  $ 19,525      (6%)
  Total        $33,054  $31,336       5%  $ 31,235  $ 34,538     (10%)
N/M - Percentage change is not meaningful

See attached Notes to Selected Financial and Statistical Information




Notes to Selected Financial and Statistical Information

(1) We operate on a thirteen week fiscal quarter that ends on the Sunday closest to September 30th.

(2) We define EBITDA as net income (loss) plus the provision (benefit) for income taxes, depreciation and amortization, and interest expense. We define adjusted EBITDA as EBITDA adjusted for restructuring and other charges and asset impairment charges. We use EBITDA and adjusted EBITDA, in addition to operating income and cash flows from operating activities, to assess our liquidity and performance, including measuring management incentive plans. In addition, we use adjusted EBITDA to evaluate the performance of our current business model against historic performance without the impact of the restructuring and other charges and asset impairment charges. We believe that EBITDA and adjusted EBITDA are of interest to our investors and analysts to be able to evaluate our financial results using the same measures we use.

    EBITDA and adjusted EBITDA do not represent funds available for our discretionary use and are not intended to represent or to be used as a substitute for net income (loss) or cash flow from operations data as measured in accordance with GAAP. The items excluded from EBITDA and adjusted EBITDA are significant components of our statements of operations and must be considered in performing a comprehensive assessment of our overall financial results.

    EBITDA and adjusted EBITDA can be reconciled to net income (loss), which we believe to be the most directly comparable financial measure calculated and presented in accordance with GAAP, as follows:




                    For the Thirteen           For the Thirty-Nine
                       Weeks Ended                 Weeks Ended
               September 30,  October 1,   September 30,  October 1,
                   2007          2006          2007          2006
               -------------------------------------------------------

Net income
 (loss)             ($2,763)      ($5,005) $      7,016       ($6,539)
               =======================================================
Interest
 expense                939           490         2,589         1,388
Income tax
 benefit                  -        (2,798)      (17,568)       (3,574)
Depreciation
 and
 amortization         3,490         3,049        10,247         9,094
               -------------------------------------------------------
EBITDA         $      1,666       ($4,264) $      2,284  $        369
               =======================================================
Restructuring
 and other
 charges                  8         2,329         1,565         2,700
Asset
 impairment
 charges                  -             -             -             -
               -------------------------------------------------------
Adjusted
 EBITDA        $      1,674       ($1,935) $      3,849  $      3,069
               =======================================================




(3) We define free cash flow as EBITDA less capital expenditures. We use free cash flow, in addition to net cash provided by (used in) operating activities, to assess our liquidity and performance. We believe that free cash flow is of interest to our investors and analysts in relation to our debt covenants as capital expenditures are a significant use of our cash and our future performance will depend on our ability to continue to fund our growth.

    Free cash flow does not represent funds available for our discretionary use and is not intended to represent or to be used as a substitute for cash from operating activities as measured in accordance with GAAP. The items excluded from free cash flow are significant components of our statements of operations and statements of cash flows and must be considered in performing a comprehensive assessment of our overall financial results.




                    For the Thirteen           For the Thirty-Nine
                       Weeks Ended                 Weeks Ended
               September 30,  October 1,   September 30,  October 1,
                   2007          2006          2007          2006
               ------------- ------------- ------------- -------------

EBITDA         $      1,666       ($4,264) $      2,284  $        369
Capital
 expenditures        (3,450)       (1,550)      (10,483)       (9,545)
 Leasehold
  improvements
  funded by
  landlord                -             -             -         3,250
               ------------- ------------- ------------- -------------
Free cash flow      ($1,784)      ($5,814)      ($8,199)      ($5,926)
               ============= ============= ============= =============


    Free cash flow can be reconciled to the net cash provided by (used in) operating activities, which we believe to be the most directly comparable financial measure calculated and presented in accordance with GAAP, as follows:


                         For the Thirteen       For the Thirty-Nine
                           Weeks Ended              Weeks Ended
                     September 30, October 1, September 30, October 1,
                         2007         2006        2007         2006
                     -------------------------------------------------
Net cash (used in)
 provided by
 operating
 activities               ($3,941) $   5,158  $      2,756  $   7,582
                     =================================================

Purchase of property
 and equipment             (3,450)    (1,550)      (10,483)    (6,295)
Income tax benefit              -     (2,798)      (17,568)    (3,574)
Interest expense              939        490         2,589      1,388
Amortized gain on
 sale leaseback                49          -           143          -
Gain on sale of
 property and
 equipment                    103          -            50          -
Income taxes payable            -          -        17,580          -
Changes in operating
 assets and
 liabilities                4,848     (9,637)       (1,981)    (7,239)
Increase in deferred
 income taxes                   -      3,016             -      3,834
Stock compensation
 expense                     (332)      (347)       (1,272)    (1,105)
Non-cash
 restructuring
 charges                        -       (146)          (13)      (517)
                     -------------------------------------------------
Free cash flow            ($1,784)   ($5,814)      ($8,199)   ($5,926)
                     =================================================



    CONTACT: APAC Customer Services, Inc.
             George H. Hepburn III, CFO, 847-374-4995
             GHHepburn@apacmail.com
             or
             Investor Relations:
             Lippert/Heilshorn & Associates
             Jody Burfening / Harriet Fried, 212-838-3777
             HFried@lhai.com